FORM 8-K

                                 CURRENT REPORT


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) February 23, 2001



Commission          Registrant; State of Incorporation;          IRS Employer
File Number            Address; and Telephone Number          Identification No


1-9513                     CMS ENERGY CORPORATION                38-2726431
                          (A Michigan Corporation)
                      Fairlane Plaza South, Suite 1100
                           330 Town Center Drive
                          Dearborn, Michigan 48126
                               (313) 436-9261


1-5611                    CONSUMERS ENERGY COMPANY               38-0442310
                          (A Michigan Corporation)
                          212 West Michigan Avenue
                              Jackson, Michigan
                               (517) 788-1030



ITEM 5.  OTHER EVENTS.

     On February 23, 2001, CMS Energy Corporation issued a press release announcing that it sold 10 million shares of its common stock, $.01 par value, in a block trade. The shares were issued as part of a program to strengthen CMS Energy's balance sheet. As a result of this issuance, CMS Energy has deferred indefinitely the previously announced initial public offering of its subsidiary, CMS Oil and Gas Company.

     2000 Earnings. On January 24, 2001, CMS Energy reported year 2000 consolidated net income of $36 million, compared to $269 million in 1999. Earnings per diluted share were $.32 per share in 2000 compared to $2.17 per diluted share in 1999. Year 2000 results include (i) the $2.37 per share after-tax write-down of the Loy Yang A power plant in Australia, (ii) $.20 per share of gains from asset sales which exceed the amount CMS Energy expects to sustain in future years, and (iii) a $.04 per share decrease as a result of a Securities Exchange Commission-mandated change in the method for accounting for inventories that has affected the accounting for CMS Oil and Gas Company's oil and gas inventories. After making these adjustments, CMS Energy's sustainable 2000 earnings were $2.53 per diluted share, compared to $2.85 per diluted share of sustainable earnings in 1999. Year 2000 consolidated operating revenue totaled approximately $9 billion, up 47% from $6.1 billion in 1999.

     For the fourth quarter of 2000, CMS Energy reported a consolidated loss of $171 million, or $1.44 per diluted share, compared to net income of $21 million, or a loss of $.08 per diluted share for the same period in 1999 which includes the allocation of the premium on redemption of CMS Energy's Class G Common Stock, which decreased diluted earnings per share of CMS Energy by $.25 per share. The fourth quarter 2000 results include the effects of the $268 million after-tax write-down for Loy Yang ($2.25 per share), and $.03 per share of gains from asset sales which exceed the amount CMS Energy expects to sustain in future years. Operating revenue for the fourth quarter 2000 totaled $3.19 billion, up 80% from $1.77 billion in the fourth quarter 1999. Sustainable earnings for the fourth quarter of 2000, before the $268 million Loy Yang A write down were $.78 per share, compared to $.60 per share in the fourth quarter of 1999, before a $49 million after-tax gas processing write down.

     Fourth quarter 2000 earnings before non-recurring items reflect strong electric and gas utility sales, independent power sales, and marketing and trading profits. The growth in fourth quarter 2000 consolidated operating revenue primarily reflects increased lower-margin energy marketing and trading transactions.

     Sale of Assets. In December 2000, CMS Energy executed an agreement to sell its 48 percent ownership interest in Empresa Distribuidora de Electricidad de Entre Rios, S.A., an electric distribution utility serving the province of Entre Rios, Argentina, for approximately $107.3 million to be received in 2001. In addition to the proceeds, the sale agreement eliminated approximately $81 million of debt from CMS Energy's consolidated balance sheet. As of December 31, 2000, CMS Energy had received approximately $1.2 billion of asset sale cash proceeds and balance sheet debt reductions as part of its asset optimization program. In 2001, CMS Energy anticipates selling additional assets, which could include the sale of electric transmission facilities of CMS Energy's public utility subsidiary, Consumers Energy Company (discussed below under "Transfer of Transmission Assets"), that it anticipates will result in cash proceeds and associated debt reduction of consolidated project debt of approximately $450 million.

     Transfer of Transmission Assets. In January 2001, the Federal Energy Regulatory Commission granted Consumers' application to transfer ownership and control of its transmission facilities to a wholly owned subsidiary, Michigan Electric Transmission Company. The transfer of control to Michigan Electric Transmission Company is expected to occur later this year. This represents the first step in Consumers' plan to either divest its transmission business to a third party or to transfer control of or to sell it to a regional transmission organization. In either event, Consumers' current plan is to remain in the business of generating and distributing electric power to retail customers. In addition, in response to an application that Consumers filed with the MPSC, the MPSC issued an order that stated in part that, if Consumers sells its transmission facilities in the manner described in its application, it would be in compliance with applicable requirements of the Customer Choice and Electricity Reliability Act.

     Securitization. In July 2000, in accordance with the Customer Choice and Electricity Reliability Act, Consumers filed an application with the Michigan Public Service Commission (MPSC) to begin the securitization process. Securitization typically involves the issuance of asset backed bonds with a higher credit rating than conventional utility corporate financing. In October 2000 and January 2001, the MPSC issued a financing order and a final order, respectively, authorizing securitization of approximately $470 million in qualified costs, which were primarily regulatory assets, consisting of electric utility stranded generation costs, plus recovery of the expenses of the securitization. Cost savings from securitization depend upon the level of debt or equity securities ultimately retired, the amortization schedule for the securitized qualified costs and the interest rate of the retired debt securities and the interest rate for the securitization bonds. These savings will only be determined once the securitization bonds are issued and will offset up to the full amount of the revenue impact of the five percent residential rate reduction, $51 million on an annual basis, that Consumers was required to implement by the Customer Choice Act. Consumers accepted the final financing order. The financing orders have been appealed by the Attorney General of Michigan. Consumers cannot predict the outcome of the appeal or its effect on the schedule for issuance of the securitization bonds. Beginning January 1, 2001 and continuing during the appeal period, the amortization of the approved regulatory assets being securitized as qualified costs is being deferred which effectively offsets the loss in revenue resulting from the five percent residential rate reduction. The amortization will be reestablished later, after the securitization bond sale, based on a schedule that is the same as the recovery of the principal amounts of the securitized qualified costs. Ultimately, sale of securitization bonds will be required to offset the rate reduction over the term of the bonds.

     Nuclear Management Company. In November 2000, Consumers signed an agreement to acquire an interest in Nuclear Management Company LLC, a Wisconsin company. In connection with this agreement, Consumers requested approval from the Nuclear Regulatory Commission for an amendment to Palisades' operating license designating Nuclear Management Company as the plant's operator. Consumers will retain ownership of Palisades, its 789 MW output, the spent fuel on site, and ultimate responsibility for the safe operation, maintenance and decommissioning of the plant. Under this agreement, salaried Palisades employees will become Nuclear Management Company employees by mid-year 2001. Union employees will work under the supervision of Nuclear Management Company pursuant to their existing labor contract as Consumers' employees. Consumers will benefit by consolidating expertise and controlling costs and resources among all of the nuclear plants being operated on behalf of the five Nuclear Management Company member companies. With Consumers as a partner, Nuclear Management Company will have responsibility for operating eight units with 4,500 megawatts of generating capacity in Wisconsin, Minnesota, Iowa and Michigan.

     This document contains "forward-looking statements" that are subject to risks and uncertainties. The words "anticipates", "believes", "estimates", "expects", "intends", and "plans", and variations of such words and similar expressions, are intended to identify forward looking statements. They should be read in conjunction with "Forward-Looking Statements Cautionary Factors" in CMS Energy's and Consumers' Form 10-K, Item 1 (incorporated by reference herein) that discusses important factors that could cause CMS Energy's or Consumers' results to differ materially from those anticipated in such statements.


ITEM 7.   EXHIBITS

(c)      Exhibits

         99   --   CMS Energy Corporation Digest of Consolidated Earnings.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                           CMS ENERGY CORPORATION



Dated: February 23, 2001                   By: /s/Alan M. Wright
                                               Alan M. Wright
                                               Executive Vice President,
                                               Chief Financial and
                                               Administrative Officer


                                           CONSUMERS ENERGY COMPANY


Dated: February 23, 2001                   By: /s/Alan M. Wright
                                               Alan M. Wright
                                               Executive Vice President,
                                               Chief Financial and
                                               Administrative Officer




                               INDEX TO EXHIBITS


EXHIBIT No.

    99             CMS Energy Corporation Digest of Consolidated Earnings








                                                                      EXHIBIT 99

                             CMS ENERGY CORPORATION

                         Digest of Consolidated Earnings
                      (Millions, Except Per Share Amounts)

                                                      2000               1999
Twelve Months Ended December 31 (unaudited)

Operating Revenue                                    $8,998           $ 6,103

Consolidated Net Income                              $   36(1)        $   277

Net Income Attributable To:
   CMS Energy Common Stock                           $   36           $   269
   Class G Common Stock                                   -                 8

Net Income Before Losses on Investments              $  304           $   318
   Effects of Losses on Investments in Loy Yang        (268)                -
   Effects of Losses on Investments in Nitrotec           -               (49)
                                                     ______           _______
     Net Income Attributable to
       CMS Energy Common Stock                       $  36            $   269
                                                     ______           _______

Average Number of Common Shares Outstanding:
   Basic                                                113               110
   Diluted                                              113               115

Basic Earnings Per Average Common Share:
 Earnings Per Share After Reconciling Items          $  .32(1)        $  2.18
  Effects of Class G Common Stock Exchange (2)            -               .26
  Effects of Losses on Investments in Loy Yang         2.37                 -
  Effects of Losses on Investments in Nitrotec            -               .45
  Non-sustainable Level of Gains from Asset Sales      (.20)                -
  Cumulative Effect of Change in Accounting
     for Inventories                                    .04                 -
                                                     ______           _______
         Earnings Per Share Before
           Reconciling Items                         $ 2.53           $  2.89
                                                     ______           _______

Diluted Earnings Per Average Common Share:
 Earnings Per Share After Reconciling Items          $  .32(1)        $  2.17
  Effects of Class G Common Stock Exchange (2)            -               .25
  Effects of Losses on Investment                      2.37                 -
  Effects of Losses on Investments in Nitrotec            -               .43
  Non-sustainable Level of Gains from Asset Sales      (.20)                -
  Cumulative Effect of Change in Accounting
    for Inventories                                     .04                 -
                                                     ______           _______

        Earnings Per Share Before Reconciling Items  $ 2.53           $  2.85
                                                     ______           _______

Dividends Declared per Common Share                  $ 1.46           $  1.39

In  the  opinion  of  Management,   the  above  unaudited  amounts  reflect  all
adjustments necessary to assure the fair presentation of the results of operations for the periods presented.

(1) In 2000, CMS Energy adopted the provisions of the SEC's Staff Accounting Bulletin (SAB) No. 101 summarizing the SEC staff's views on revenue recognition policies based upon existing generally accepted accounting principles. As a result, the oil and gas exploration and production industry's long-standing practice of recording inventories at their net realizable amount at the time of production was viewed as inappropriate. Rather, inventories should be presented at the lower of cost or market. Consequently, in accordance with the provisions of SAB No. 101, CMS Energy implemented a change in the recording of these oil and gas exploration and production inventories as of January 1, 2000. The cumulative effect of this one-time accounting change decreased 2000 pre-tax operating income by $7 million, and earnings, net of tax, by $5 million, or $.04 per basic and diluted share of CMS Energy Common Stock.

(2) Reflects the reallocation of earnings per share on exchange of Class G Common Stock in October 1999. As a result, CMS Energy's basic and diluted earnings per share were reduced $.26 and $.25, respectively and Class G's basic and diluted earnings per share were increased $3.31.



                         CMS ENERGY CORPORATION

                         Digest of Consolidated Earnings
                      (Millions, Except Per Share Amounts)


                                                         2000            1999
Three Months Ended December 31 (unaudited)

Operating Revenue                                        $3,187       $1,768

Consolidated Net Income                                  $ (171)      $   21

Net Income Before Losses on Investments                  $   97       $   70
  Effects of Losses on Investments in Loy Yang             (268)           -
  Effects of Losses on Investments in Nitrotec                -          (49)
                                                         ______       ______
    Net Income (Loss) Attributable to
      CMS Energy Common Stock                            $ (171)      $   21
                                                         ______       ______

Average Number of Common Shares Outstanding:
   Basic                                                    119          114
   Diluted                                                  119          119

Basic Earnings (Loss) Per Average Common Share:
   Earnings (Loss) Per Share After Reconciling Items     $(1.44)      $ (.08)
     Effects of Class G Common Stock Exchange (1)             -          .26
     Effects of Losses on Investments in Loy Yang          2.25            -
     Effects of Losses on Investments in Nitrotec             -          .45
      Non-sustainable Level of Gains from Asset Sales      (.03)           -
                                                         _______      _______

        Earnings Per Share Before Reconciling Items      $  .78       $  .63
                                                         _______      _______

Diluted Earnings (Loss) Per Average Common Share:
   Earnings (Loss) Per Share After Reconciling Items     $(1.44)      $ (.08)
     Effects of Class G Common Stock Exchange (1)             -          .25
     Effects of Losses on Investments in Loy Yang          2.25            -
     Effects of Losses on Investments in Nitrotec             -          .43
      Non-sustainable Level of Gains from Asset Sales      (.03)           -
                                                         _______      _______

        Earnings Per Share Before Reconciling Items      $  .78       $  .60
                                                         _______      _______

Dividends Declared per Common Share                      $  .365      $  .365


In  the  opinion  of  Management,   the  above  unaudited  amounts  reflect  all
adjustments necessary to assure the fair presentation of the results of operations for the periods presented.

(1) Reflects the reallocation of earnings per share on exchange of Class G Common Stock in October 1999. As a result, CMS Energy's basic and diluted earnings per share were reduced $.26 and $.25, respectively and Class G's basic and diluted earnings per share were increased $3.31.